Exhibit 10.1
This lease made this 9th day of April, 2009.
BETWEEN:
Elk Property Management Limited, as agent for
PBX Properties Ltd. and 350 Palladium Drive Inc. and 856581 Alberta Ltd.
(Hereinafter called the” Landlord”)
OF THE FIRST PART,
AND:
ZixCorp Canada Inc. and Zix Corporation.
(Hereinafter called the “Tenant”)
OF THE SECOND PART,
     Whereas:
A.	This document and all schedules shall hereafter be referred to as the “Lease” or the “lease.

B.	Lease Year — means the twelve month financial year of the Landlord commencing on the 1st day of January in each calendar year.

C.	Proportionate Share means, with respect to the Tenant, a fraction, the numerator of which is the leasable area of the Premises and the denominator of which is the leasable area of the Building with such leasable areas to be determined in accordance with the most recent BOMA standard.

D.	Rent means either or both of Minimum Rent and Additional Rent.
PREMISES
1. WITNESSETH that in consideration of the Tenant paying the rents and any other amounts provided for herein and in consideration of the Tenant meeting all its other obligations as provided for herein, the Landlord does demise herein and lease unto the Tenant the premises as described herein. These premises shall be hereinafter called either the “Leased Premises” or the “Premises” and has been measured to have a rentable area of 6,080 square feet, as shown on the attached Schedule B, and located on the second floor of the building bearing the civic address of 350 Palladium Drive in the City of Ottawa, Province of Ontario which said building and lands are legally described and shown in Schedule “A” hereto annexed. The building, including the Leased Premises and lands, including all driveways, parking areas and access and egress points shall be hereafter referred to as the Building or building. The rentable area of the Leased Premises, for the purposes of calculating any and all rent as provided for herein, shall include a share of the common areas of the Building.
TERM
2(a) The Tenant shall lease the Leased Premises for and during the term, (hereinafter called “the Term”) starting from the 1st day of July 2009 (the “Commencement Date”) and to be completed and ended on the 31st day of July, 2012.
EARLY OCCUPANCY — (INTENTIONALLY DELETED)
RENTALS PAYABLE
3(a) The Tenant covenants and agrees to pay to the Landlord as rental for the Leased Premises, without any set-off or deduction whatsoever for the full term of the lease the following:
(i)	For the period from July 1st, 2009 to July 31st, 2009 the Tenant shall not pay any Minimum or Additional Rent.

(ii)	From August 1st, 2009 to July 31st, 2012 the Tenant shall pay the amount of $127,680.00 plus GST in equal monthly installments of $3,546.67 plus GST based on a rate of $7 per square foot.
All such rental payments shall be made in advance, on the first day of each calendar month and shall be referred to either as the “Minimum Rental” or “Minimum Rent”;
(iii)	In addition to the Minimum Rent described herein and without limiting the generality of the foregoing, the Tenant shall also pay Additional Rental representing payment by the Tenant of its proportionate share of all taxes, insurance, interior cleaning, and operating costs for the Building and other costs as set forth in subparagraphs 3(j), 3(k) and 3(l) and elsewhere herein, as applicable. The Landlord hereby estimates such Additional Rental for the 2009 portion of this Lease to be $12.75 per square foot. All such payments of Additional Rental shall be based on the Landlord’s estimates and shall also be paid monthly on the first day of each calendar month.
The Tenant agrees that all rental amounts referred to in this paragraph and the amount shown under paragraph 3(d) entitled Security Deposit may be subject to small changes to reflect the actual rentable area of the Leased Premises (i.e. including its share of any common areas), as reasonably determined by the Landlord in accordance with prevailing BOMA standards.
MINIMUM RENTAL and ADDITIONAL RENTAL
3(b) The Minimum Rental and Additional Rental will be adjusted proportionately for any Lease Year that is other than twelve (12) calendar months. The initial lease payment, if applicable, under this Lease shall include also any pro-rated Minimum Rental and Additional Rental for the period from the date of the commencement of the Term to the first day of the first full calendar month in the Term.
RENT ADJUSTMENT FOR INTEREST RATE INCREASE
3(c) deleted intentionally
SECURITY DEPOSIT
3(d) The Tenant, as a requirement of its original terms of occupancy has provided a deposit of $12,800.41 which will continue to be retained by the Landlord without interest, as a security deposit, to be released after the expiry of the term, or any renewal thereof, subject to deductions for any unpaid rent or other amounts due by the Tenant to the Landlord under this lease and any remainder of the security deposit to be released only so long as the Tenant has complied with all its obligations herein including but not limited to the paragraph entitled Surrender of the Leased Premises.
MANNER AND PLACE OF PAYMENT OF RENT
3(e) (i) All rent shall be paid by the Tenant to the Landlord or to any entity designated by the Landlord, at par at the principal office of the Landlord or at such other place as the Landlord may designate in writing from time to time without any prior demand therefore, and shall be payable in lawful money of Canada.
     (ii) Any sums received by the Landlord from or for the account of the Tenant when the Tenant is in default hereunder may be applied at the Landlord’s option to the satisfaction, in whole or part, of any of the obligations of the Tenant then due hereunder in such manner as the Landlord sees fit, and regardless of any designation or instruction of the Tenant to the contrary.

LEASE YEAR
3(f) Deleted Intentionally
SET-OFF & ABATEMENT
3(g) All Minimum Rent and Additional Rent and other sums payable hereunder by the Tenant to the Landlord shall be payable without any deduction, set-off or abatement whatsoever.
INTEREST ON ARREARS
3(h) If the Tenant shall fail to pay, when due, any Minimum Rent, Additional Rent, or installment on account thereof, or any other amount payable to the Landlord hereunder, the amount unpaid shall bear interest from the due date thereof to the date of payment at the rate of four (4%) percent in excess of the prime rate of interest then chargeable by the Landlord’s bankers to its most favoured customers on commercial loans in Canadian currency, but this provision for interest shall not limit any other remedies which the Landlord may have in respect of such default.
OPERATE ON CONTINUOUS BASIS
3(i) Deleted Intentionally
ADDITIONAL TAXES AND RATES
3(j) In addition to the Minimum Rent, The Tenant shall pay an additional monthly sum (herein called the “Additional Rental for Taxes”) estimated by the Landlord as sufficient to reimburse the Landlord for the Tenant’s Proportionate Share of all municipal, provincial, federal or other governmental taxes or rates or charges of every nature or description that are attributable to the Building (hereafter “Taxes”). These Taxes shall include without limiting the generality of the foregoing, realty taxes, school taxes, general taxes, goods and services taxes (i.e. GST or any other tax or levy that replaces or is in addition to such tax or that is charged on any of the rent payable by the Tenant as called for herein), value added taxes, business transfer taxes, any and all capital taxes including but not limited to taxes based upon or computed by reference to capital or paid up capital of the Landlord so long as such capital taxes relate to this Building, fire protection charges, water rates, sewerage rates, local improvement rates, general or particular levies or assessments, or charges or any similar rates, taxes, assessments or charges levied by any municipal, provincial, federal or other governmental authority against the building to the extent that the same are attributed, by the Landlord, to the Leased Premises but excluding any interest or penalty payable as a result of the failure by the Landlord to make any payment of any such taxes, rates, or charges when due. Upon the receipt by the Landlord of any demand for payment or statement of account with respect to any such taxes, rates and charges, it shall notify the Tenant and the Tenant shall pay for any variation in the monthly amount payable as Additional Rental for Taxes under this clause; provided, however, that the Landlord shall be entitled to vary the Additional Rental for Taxes at any time upon giving notice in writing of such variation to the Tenant and all amounts payable under this Lease as Additional Rental for Taxes shall be recoverable by the Landlord from the Tenant in the same manner as rent under the terms hereof.
If at any time during the Term, Taxes payable for the Building are calculated based, in whole or in part, on the Building being less than fully occupied by tenants carrying on business, then the Landlord may at its option and acting reasonably, adjust the Taxes payable as if the Building had been fully occupied by tenants carrying on business. The parties acknowledge that the purpose of this clause is to ensure that the Landlord solely benefits from any lower rate or assessment levied on vacant space in the Building. It is the intent of this paragraph that the Tenant pays no more in Taxes than if the Building were fully occupied and that the Landlord benefit from any reduction in Taxes related to vacancies in the Building.
INSURANCE
3(k) The Tenant shall, during the term of this tenancy and any renewal thereof, at the Tenant’s sole cost and expense, obtain and keep in full force and effect insurance policies to cover fire and property damage, business interruption, and public liability of not less than two million ($2,000,000) dollars for each occurrence. Such Tenant’s insurance shall include, but not be limited to coverage from loss or damage caused by malicious damage, lightning, explosion, windstorm, hail, sprinkler leakage (if applicable), smoke, impact of vehicles or aircraft and such other insurable hazards as the Landlord may from time to time reasonably decide but not in an amount exceeding the replacement value thereof. Such Tenant’s “all risk” insurance shall also cover property of every kind and nature owned by the Tenant or for which the Tenant is legally liable, or installed by or on behalf of the Tenant and which is located within, in or about, the Leased Premises in an amount not less than the full replacement cost thereof. The Tenant shall provide the Landlord with copies of all policies of insurance coverage required to be placed by the Tenant pursuant hereto prior to the rental commencement date and annually thereafter with renewals thereof at least thirty (30) days prior to any expiry thereof. In addition if required by a mortgagee the Tenant shall furnish to the Landlord, within five (5) days after demand thereof by the Landlord, additional copies of same. In the event the Tenant fails to obtain any insurance referred to in this section, the Landlord may place such insurance, and the cost thereof together with interest on such payment at a rate equal to the stipulated rate of interest (Royal Bank prime rate plus 4.0%) from the date such payments are made by the Landlord until reimbursed by the Tenant shall forthwith be payable by the Tenant to the Landlord. The Tenant hereby agrees and understands that the placing of any of the above mentioned insurance by the Landlord shall in no way relieve the Tenant from any obligation assumed under this Lease.
The Tenant covenants that nothing will be done or omitted to be done upon the Leased Premises or any part thereof and nothing will be brought upon the Leased Premises or any part thereof which may result in an insurance policy to be cancelled or the Leased Premises or Building to be rendered uninsurable.
All insurance policies shall be in form and substance and with insurers satisfactory to the Landlord. The “all risk” insurance required to be maintained by the Tenant under this clause shall include a waiver of subrogation in favour of the Landlord and against those for whom the Landlord is in law responsible and the comprehensive general liability policy shall in addition contain a provision for cross-liability and severability of interest.
The Landlord and the Building manager shall be entitled to be named as a co-insured or additional insured, under the Tenant’s public liability policy required herein, and, in any event, the Tenant will arrange, if possible, for notice to be given by an insurer to the Landlord of any cancellation of any of the policies of insurance required by this Lease to be maintained by the Tenant.
The Landlord shall maintain on the building, fire insurance and insurance against all perils, reasonable in the circumstances, for full replacement cost with minimum by-law endorsement and broad extended coverage, boiler insurance coverage, insurance against loss of rental income by reason of fire or related perils and third person liability and any other liability insurance protecting the Landlord against all or any claims for personal injury including death or property damage in an amount deemed advisable by the Landlord from time to time, and if and when deemed advisable by the Landlord, insurance against loss of an “all risk” nature including but not limited to earthquake, and the Tenant shall reimburse the Landlord by paying a further additional monthly sum (herein called the “Additional Rental for Insurance”) for its proportionate share of all costs and charges of any such insurance and all such costs and charges may be recovered by the Landlord from the Tenant in the same manner as rent under the terms hereof.
Notwithstanding the foregoing, the Tenant shall not be required to contribute any part of a premium for terrorism insurance unless such terrorism insurance is required by a lender or mortgagee to the property or unless such terrorism insurance becomes customary amongst institutional owners of office buildings.
OPERATING AND MAINTENANCE COSTS
3(l) Unless caused by Tenant misuse or neglect and subject to Tenant’s obligation to maintain and effect repairs, at the Tenant’s cost, as outlined in paragraph 4(e) herein entitled Tenant Repairs and Alterations and elsewhere as called for in the Lease, the Landlord shall maintain and repair the building, including the repair and replacement of any building components such as the roof as well as the foundations, structural columns of the building and mechanical, electrical and other basic systems of the building as well as perimeter fences, if applicable and the Landlord shall maintain, operate and manage (including the provisioning of cleaning and janitorial services and refuse collection) to the standard of a high quality building, all the lands comprising the said building including the parking areas and landscaped areas and the Tenant shall reimburse the Landlord its proportionate share for all costs related to the aforementioned repairs and replacements and for all other operating costs to maintain, operate and manage the building and lands in such a manner. Such Tenant’s reimbursement for such costs shall hereinafter be called “Additional Rental for Operating Costs”. Subject to the Tenant Repairs and Alterations clause herein, the said operating costs shall include all the aforenoted costs and shall also include, without duplication, the amounts paid whether by the Landlord or others on behalf of the Landlord for complete maintenance services for the building such as are in keeping with maintaining the standard of a high quality building and shall include all repairs and replacements required for such maintenance, including but not limited to the following: all grass cutting and removal and other landscaping costs including litter removal, parking lot maintenance and snow removal, maintenance of the exterior of the building including roof repairs and maintenance, the costs of providing water and electricity or any other utility not otherwise chargeable directly to or payable by tenants, and any costs related to consumption of utilities (including but not limited to electricity, gas, water, oil, cable, etc.) or any costs incurred to investigate or to install any devices, systems or equipment designed to reduce the consumption of such utilities, service contracts with independent contractors, all amounts paid for wages, benefits, and other payments to janitors, caretakers and any other staff, to the extent they are directly involved in the maintenance and management of the building, managerial fees, supplies used in the maintenance of the building, the cost of heating, ventilating and/or air-conditioning the building, including the common areas of the building not directly chargeable to the Tenant and including repairs and replacements to all equipment used in the provision of plumbing, electricity, heating, ventilating, and air conditioning of the building including any meters and all other expenses paid or payable by the Landlord in connection with the operation of the building. Such operating costs shall not include interest on debt or capital retirement of debt, or any amount directly chargeable by the Landlord to any tenant or tenants as otherwise provided herein, or the proceeds realized by the Landlord from any insurance claims made by the Landlord in connection with repairs done by the Landlord, sums payable by the Landlord as taxes on income of the Landlord and which are clearly personal to the Landlord and are not directly related to the Building, the costs of enforcing other tenants’ obligations under leases, costs and expenses of leasehold improvements relating to renewed tenancies, and marketing costs, real estate commissions, tenant inducements or tenants’ work costs incurred by the Landlord in acquiring new tenants for the Building.
All such costs and charges, except as noted above, may be recoverable by the Landlord from the Tenant in the same manner as rent under the terms hereof. Operating costs shall be determined in accordance with generally accepted accounting principles and without duplication. The management fee that forms part of the above costs shall not exceed five percent (5%) of gross rentals paid (i.e. including Minimum Rental and all Additional Rental), excluding such management fee.
In respect of the replacement of major structural items, including by way of illustration and not limitation, the roof, foundations, structural columns of the building, the amount which the Landlord can expense in any one year (and, commensurately, the Tenant’s proportionate amount of which is permitted to be included in “Additional Rental for Operating Costs”) shall not exceed the greater of the cost of such replacement divided by the item’s life expectancy in years or that amount which would be permitted to be expensed in any one year and still comply with generally accepted accounting principles and that are applied in a fashion consistent with the Landlord’s past practice. Such expense shall be permitted on an annual basis until the cost of such replaced item has been fully amortized or the Term has expired.
Should part of the Building be vacant any time during the term of the lease, then, where appropriate, the Landlord may reasonably allocate expenses such that the Landlord shall benefit from any reduced costs that are reasonably attributable to the vacancy and such that the Tenant shall pay amounts which it otherwise would have had to pay if the building were fully occupied. The expenses to be allocated pursuant to this clause must be real, out of pocket expenses of the Landlord which are more fairly attributed to occupied space than to vacant space.
Except for costs which are in any way related to the Tenant’s occupancy which shall be the Tenant’s responsibility as called for in paragraph 37 herein, the Tenant shall not be responsible to contribute to costs of clean up or remediation in connection with any condition of environmental concern in respect of the Building other than the costs incurred by the Landlord related to any insurance premiums paid to obtain coverage for such clean up or remediation or to cost of the deductible paid by the Landlord in the event of a claim related to such coverage (unless the Landlord has recovered all or a portion of the deductible, in which case the Tenant shall not be responsible for the cost of the deductible so recovered). Without effecting or delaying the Tenant’s obligation to contribute, the Landlord will use reasonable efforts to recover from third parties any monies payable by them to which the Tenant would otherwise contribute under this section.
DIRECT CHARGE FOR WATER & SEWERAGE RATES & HYDRO CHARGES
3(m) Deleted Intentionally
PAYMENT OF ADDITIONAL RENT
3(n) During the Term of the Lease, the Tenant shall pay to the Landlord, Additional Rental for Taxes, Additional Rental for Insurance and Additional Rental for Operating Costs which shall be collectively be referred to herein as Additional Rent, Additional Rental or Additional Rentals. Prior to the commencement of the term of this Lease and of each Lease Year selected by the Landlord thereafter which commences during the term of this Lease, the Landlord shall estimate the amounts of the said Additional Rentals as herein before set forth for the ensuing Lease Year or (if applicable) broken portion thereof, as the case may be, and shall notify the Tenant in writing of such estimate. The amount so estimated shall be payable in equal monthly installments in advance over the Lease Year or broken portion thereof in question, on the first day of each and every month during such Lease Year. The Landlord may from time to time alter the Lease Year selected in which case the appropriate adjustment in monthly installments shall be made. From time to time during a Lease Year, the Landlord may re-estimate the amount of the taxes, insurance, or operating costs or any of them, in which event the Landlord shall notify the Tenant in writing of such re-estimate and the Tenant shall pay the amended monthly installments for the then remaining balance of such Lease Year or broken portion thereof.
Within sixty (60) days after the expiration of each Lease Year, the Landlord shall make a calculation of such taxes, insurance, and operating costs for such Lease Year or broken portion thereof and shall notify the Tenant of such calculation and the Landlord and the Tenant shall make the necessary readjustment within thirty (30) days of such notification to the Tenant. Neither the Landlord nor the Tenant may claim a re-adjustment with respect to such Additional Rentals based upon any error of estimation, determination or calculation thereof unless claimed in writing within one (1) year after the Landlord has provided the Tenant with the calculation referred to herein.
EXAMINATION OF RECORDS
3(o) The Tenant and its agents may within thirty (30) days of the receipt by the Tenant of any notice respecting Additional Rental for Taxes, Insurance or Operating Costs payable hereunder, at reasonable times, and upon giving reasonable prior notice in writing of its intention to do so, examine at the expense of the Tenant (subject to the cost allocation between the parties for the accountant referred to below in this Section 3(o)), the accounts, records, books, statements and other documents concerning such Additional Rental all of which accounts, records, books, statements and other documents will be made available by the Landlord to the Tenant at reasonable times and at the Landlord’s place of business. All information obtained by the Tenant as a result of such examination shall be treated as confidential. Should, as a result of the Tenant’s examination of records, the Landlord or Tenant feel an adjustment is warranted and should the Landlord and Tenant fail to agree on such adjustment then an accountant, agreed upon by both parties, shall be appointed to examine the Landlord’s records to determine what adjustment if any, is required. The cost of such accountant shall not be included in operating and maintenance costs under Section 3(l) of this Lease.
Should the adjustment, if any, be less than 5% of the total annual cost for the Additional Rent then the Tenant shall pay, on it own, for the cost of such accountant. Should the cost be more than the 5% figure noted herein and should such adjustment result, in the Landlord being requested to pay such adjustment to the Tenant, then the Landlord shall pay the cost for such accountant.
APPEAL OF ASSESSMENT
3(p) The Tenant shall be entitled at any time and from time to time, provided that it has first obtained the Landlord’s written consent, at the Tenant’s own cost and expense to appeal any assessment or taxes imposed or levied on the Leased Premises or the building and may take such appeal in the name of the Landlord provided that such appeal is prosecuted in good faith, and provided that if the building or any part thereof or the Landlord shall become liable to assessment, prosecution, fine or other liability, the

Tenant shall have given cash security in an amount satisfactory to the Landlord in respect of such liability and such undertakings as the Landlord may reasonably require to indemnify the Landlord from any costs of any nature in connection with such appeal. In no event shall the Tenant’s appeals noted herein permit the Tenant to delay any payments of rent to the Landlord including but not limited to payment of Additional Rent for Taxes as called for herein.
TENANT’S COVENANTS
4.	THE TENANT COVENANTS WITH THE LANDLORD AS FOLLOWS:

(a)	To pay, without setoff, Minimum Rent and Additional Rents as herein set forth;

(b)	To observe and perform all covenants and obligations of the Tenant herein;

(c)	To pay the costs of, as and when the same become due, all gas, electrical, water and sewer rates and charges levied or imposed or any other utility consumption costs including the cost of installing, repairing or replacing any meter so long as such cost does not also form part of the cost outlined in paragraph 3(l) herein entitled Operating and Maintenance Costs charged or assessed against the Leased Premises as and when the same become due;
BUSINESS TAX, ETC.
4(d) To pay business and other taxes, charges, rates, duties and assessments levied, rated, charged or assessed against and in respect of the Tenant’s occupancy of the Leased Premises or in respect of the personal property, trade fixtures, furniture and facilities of the Tenant or business of the Tenant on the Leased Premises, as and when the same become due, and to indemnify and keep indemnified the Landlord from and against all payment of all loss, costs, charges and expenses occasioned by or arising from any and all such taxes, rates, duties, assessments, license fees and any and all taxes which may in future be levied in lieu of such taxes, and also if the Tenant or any person occupying the Leased Premises or any part thereof shall elect to have the Leased Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord as soon as the amount of the separate school taxes is ascertainable, any amount by which the separate school taxes exceed the amount which would have been payable for school taxes had such election not been made as aforesaid.
TENANT REPAIRS AND ALTERATIONS
4(e) (i) General Repairs: Subject to the provisions of Section 9 of this Lease, the Tenant shall, at its own cost and expense, keep and maintain the Premises in good order, condition and repair, including all replacements, maintenance and repair, ordinary, extraordinary, foreseen and unforeseen, except for normal wear and tear and those matters that are clearly indicated herein as the Landlord’s obligation to repair. Without limiting the generality of the foregoing the Tenant shall, at all times, at its sole cost, keep and maintain the whole of the Premises including without limitation, all interior partitions and interior walls, interior and exterior of all door frames and doors including, where applicable, loading doors, dock levels, interior of all windows, fixtures, shelves, equipment and appurtenances thereof and improvements thereto (including without limitation, electrical, lighting, including ballasts and tubes, wiring, plumbing fixtures and equipment), and all telephone outlets and conduits within or serving the Premises in good working order and repair (which shall include periodic painting and decoration) as reasonably determined by the Landlord, and the Tenant shall make all needed repairs and replacements with due diligence and dispatch. The Tenant shall be responsible to replace any glass broken on the Premises (excluding outside windows and doors of the perimeter of the Premises and perimeter windows in the exterior walls, but including those that are broken by Tenant’s employees, agents, or invitees and including those that are broken due to the acts or omissions to act of Tenant’s employees, agents, or invitees) during the Term and such glass shall be replaced by the Tenant with glass of as good quality and size as that glass so broken. The Tenant shall effect all repairs referred to herein according to notice from the Landlord but failure to give notice shall not relieve the Tenant from its obligation to repair.
4 (e) (ii) Urgent Repairs: Notwithstanding anything herein before contained, the Landlord may, in any event, enter the Leased Premises and make repairs to the Leased Premises without notice if such repairs are, in the Landlord’s opinion, necessary for the protection of the building and the Tenant covenants and agrees with the Landlord that if the Landlord exercises any such option to repair, the Tenant will pay to the Landlord together with the next installment of rent which shall become due after the exercise of such option, all sums which the Landlord shall have expended in making such repairs (less any insurance proceeds recovered in connection therewith) and such sums if not so paid within such time shall be recoverable from the Tenant as rent in arrears. Provided further that in the event that the Landlord from time to time makes any repairs as herein before provided, the Tenant shall not be deemed to have been relieved from its ongoing obligation during the Term, to repair and maintain the Leased Premises in a good state of repair including leaving the Leased Premises in a good state of repair and cleanliness after the Tenant leaves.
4 (e) (iii) Additional Repairs: Notwithstanding any other terms, covenants and conditions contained in this Lease, including without limitation, the Landlord’s obligations to take out insurance and the Tenant’s obligation to pay the cost of such insurance, if the building or any part thereof including but not limited to the Leased Premises, or any equipment, machinery, facilities or improvements contained therein or made thereto, or the roof or outside walls of the building or any other structural portions thereof require repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant or its servants, agents, employees or anyone permitted by the Tenant to be in the building, or through the Tenant in any way blocking or damaging the heating apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the building, the cost of the resulting repairs, replacements or alterations plus a sum equal to fifteen percent (15%) of the cost thereof representing the Landlord’s administrative overhead and charges, shall be borne by the Tenant who shall pay the same to the Landlord together with interest (with such interest to be calculated in accordance with paragraph 3(h) herein), forthwith upon presentation of an account for such expenses incurred by the Landlord.
4 (e) (iv) Tenant to Notify. The Tenant shall promptly notify the Landlord of any damage to, malfunction of, or deficiency or defect in any part of the Premises or any equipment or utility systems or installations therein or serving the Premises that might cause or result in injury to any person or property including the Building upon becoming aware of any such condition.
4(e) (v) Alterations. The Tenant shall not make any repairs, alterations, additions, decorations, improvements nor add fixtures except trade fixtures (hereafter collectively referred to as the “Alterations”) to any part of the Premises without first obtaining the Landlord’s written approval. Prior to commencing any such Alterations, the Tenant shall submit the following, at the sole cost of the Tenant, to the Landlord, for the Landlord’s approval:
(a)	If reasonably required by the Landlord, drawings and specifications prepared by qualified architects or engineers and conforming to good engineering practice;

(b)	Such indemnification as the Landlord reasonably requires; and,

(c)	Evidence satisfactory to the Landlord that the Tenant has obtained, at its expense, all necessary consents, permits, licences and inspections from all governmental and regulatory authorities having jurisdiction.

(d)	Should the Landlord’s review and approval require the use of third party consultants the Tenant shall be responsible to pay the reasonable costs of all said third party consultants.
And the Landlord shall have 10 business days from having received all the previous information to indicate, in writing, whether it shall permit such Alterations.
4 (e) (vi) All Alterations approved by the Landlord shall be performed in the following manner:
(a)	At the sole cost of the Tenant.

(b)	By competent workmen approved by the Landlord whose labour union affiliations, if any are compatible with others employed by the Landlord and its contractors. In the case of work or repairs related to the mechanical, electrical or structural systems of the Building, the Landlord will have the right to insist that the Tenant use the Landlord’s trades, professionals or contractors provided the amount charged by any such contractor shall be at market rates.

(c)	In a good and workmanlike manner;

(d)	In accordance with the drawings and specifications approved in writing by the Landlord

(e)	subject to the reasonable regulations, controls, approvals, and inspections of the Landlord or its professionals with any cost of such supervision or inspection to be at the Tenant’s expense.

(f)	The Tenant covenants that it will not suffer or permit during the term hereof any mechanics’ or other liens, for work, labour, services or materials ordered by it or for the costs of which it may be in any way obligated, to attach to the Leased Premises or to the building and that whenever and so often as any such liens shall attach or claims therefore shall be filed, the Tenant shall, within twenty (20) days after the Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law.

(g)	Except for the Tenant’s trade fixtures, the Tenant accepts that any repairs, alterations, additions, decorations, improvements, including those referenced in Section 17, and fixtures (hereafter collectively referred to as the “Alterations”) shall, when made or installed in the Leased Premises, be and become the property of the Landlord without any payment or compensation to the Tenant being made and that unless specifically instructed, in writing, by the Landlord, the Tenant shall not remove any such Alterations from the Leased Premises either during or after the term. Notwithstanding this and except for the demising wall referred to in Section 17, , the Landlord shall be under no obligation to repair, maintain, or insure the Alterations The Tenant also accepts that upon the termination of this Lease whether at expiry or otherwise, the Landlord may, at its option, require the Tenant to remove all or part of such Alterations except for those referred to in Section 17, and to require the Tenant to repair any damage caused to the Leased Premises or the Building by such installation or removal and or the Landlord may require the Tenant to restore all or part of the Leased Premises to the condition in which they were at the commencement of this Lease, except for reasonable wear and tear, all being done at the Tenant’s expense. Should the Tenant fail to perform such repair or restoration work requested by the Landlord, then the Landlord may do such work at the expense of the Tenant and collect from the Tenant the cost of same as Additional Rent whether before or after the expiry of the Lease.
The Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term.
4(e) (vii) Landlord’s Right to Perform. At all reasonable times, the Landlord has the right to enter and view the conditions or state of repair of the Leased Premises. If the Tenant shall fail to make any of the repairs required by any of the provisions of sections 4(e)(i) to 4(e)(vii) inclusive hereof, or any other section of the Lease, or to commence the performance of any of its obligations thereunder within ten (10) days after notice to the Tenant by the Landlord or any shorter period of time required by any mortgage affecting the Premises, the Landlord shall have the right (but not the obligation) to make any such repairs, replacements or perform maintenance work or any other work required of the Tenant pursuant to the above noted sections or any other section of this Lease and charge the actual cost plus 15% of such cost representing the Landlord’s administrative and overhead charges and such total cost shall be paid by the Tenant to the Landlord as Additional Rent within 15 days of invoicing by the Landlord.
ASSIGNING OR SUBLETTING
4(f) (1) The Tenant will not:
(i)	assign this Lease; nor

(ii)	sublet, share or part with possession of all or any part of the Leased Premises; nor

(iii)	mortgage or encumber the Lease or the Leased Premises,
(collectively, a “Transfer”) by or in favour of any person, corporation or other entity (a “Transferee”) without the prior written consent of the Landlord. The Landlord will take into account the following factors in deciding whether to grant or withhold its consent:
a.	whether the Transfer is contrary to any covenants or restrictions granted by the Landlord to any other party including, but not limited to, governmental authorities or to other existing or prospective tenants or occupants of the Building; and

b.	whether in the Landlord’s opinion the financial strength and background, business and credit history and capability of the Transferee is satisfactory to the Landlord.
(2)	The Landlord shall have no liability for or in connection with any claims, actions, damages, liabilities or expenses or any kind or nature whatsoever of the Tenant as a result of the Landlord withholding its consent to any Transfer pursuant to and in accordance with this paragraph 4(f). The Tenant agrees that its only remedy in respect of the Landlord’s withholding of consent will be to bring an application for a declaration that the Transfer should be allowed.

The consent by the Landlord to any Transfer will not constitute a waiver of any necessity for consent to any subsequent Transfer. This prohibition against a Transfer includes:
(i)	a change in the direct or indirect effective voting control of the Tenant from the persons or entities holding voting control at the date of this Lease:

(ii)	an assignment by operation of law; and

(iii)	a change in the composition or control of the partnership if the Tenant is a partnership or is controlled by a partnership.
(3)	If the Tenant intends to effect a Transfer, then the Tenant will give prior written notice to the Landlord of such intent, specifying the proposed Transferee and providing additional information, including without limitation:
(i)	financial and business information relating to the Transferee that the Landlord may reasonably request, and

(ii)	a copy of the Transfer agreement entered into between the Tenant and the Transferee.

The Landlord will, within ten(10) business days after having received notice and all necessary information, notify the Tenant in writing either that it consents or does not consent to the Transfer.
(4)	If there is a Transfer, the Landlord may collect Rent from the Transferee, and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee will be a waiver of this covenant, or the acceptance of the Transferee as the Tenant, or a release of the Tenant from the further performance by the Tenant of its covenants or obligations.

(5)	Any documents evidencing the Transfer will be prepared by the Landlord or its solicitors, and all legal costs and other reasonable costs incurred by the Landlord, including but not limited to costs to offset the Landlord’s time and effort in processing the transfer, shall be paid by the Tenant to the Landlord, or its agent, as a condition of and prior to the transfer and, if necessary may be collected as Additional Rent.

(6)	Notwithstanding a Transfer, the Tenant will remain jointly and severally liable with the Transferee on this Lease and will not be released from performing any of its obligations and it shall be a condition of receipt of the Landlord’s consent that the Transferee enter into a written agreement directly with the Landlord agreeing to be bound by all of the terms contained in this Lease.

(7)	If the Landlord consents to the Transfer, notwithstanding the provisions of paragraph 4(f), any rent or any other consideration received by the Tenant on account of the Transfer of its interest in all or part of the Leased Premises or this Lease in excess of the rent payable by the Tenant under this Lease shall be payable to the Landlord.
ASSIGNMENT BY LANDLORD
4(g) If there is a sale, lease or other disposition by the Landlord of the building, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, the party acquiring the Landlord’s interest in the Building or this Lease shall be bound by the covenants of the Landlord under this Lease, and, in which case, then the Landlord will, thereupon and without further agreement, be relieved of all further liability with respect to its covenants and obligations.
At any time it so chooses, the Landlord may designate a management company to manage the building and upon written notice, from the Landlord, the Tenant will pay all rent called for herein to such management company.
CHANGE IN CORPORATE CONTROL
4(h) For the purposes of this paragraph, a change in control shall mean a change whereby one or more related entities control fifty percent (50%) of the then issued and outstanding voting shares plus one (1) share of the Tenant and such entity or entities are different from those owning such majority of voting shares at the time of signing this lease. If at any time during the term any part of or all of the shares or voting rights of shareholders shall be transferred by sale, assignment, bequest, inheritance, trust, operation of law or other disposition, or treasury shares be issued, so as to result in a change in the control of such corporation, the Tenant must disclose in writing, such changes to the Landlord Following the giving of such notice from the Tenant, should the Landlord determine, acting reasonably, that such change in control results in a material deterioration in the financial strength or creditworthiness of the Tenant, then the Landlord may terminate, at its sole option, this Lease by giving the Tenant thirty (30) days prior written notice of such termination. To be effective, such written notice of termination from the Landlord shall be given within 30 days of the giving of such notice by the Tenant. Should the Tenant fail to give such notice, then the Tenant would be in default of the Lease and the Landlord may, at its option, terminate this Lease, at any time after such change in control by giving the Tenant thirty (30) days prior written notice of such termination, which notice must be given within thirty (30) days of the day the Landlord receives actual written notice of the change in control in order to be effective. The Tenant shall, at the reasonable request of the Landlord, make available to the Landlord for inspection or copying, or both, all books and records of the Tenant which, alone or with other data, show the applicability or inapplicability of this paragraph. If the corporation, after the request of the Landlord, fails or refuses to furnish forthwith to the Landlord such data,, which data, alone or with other data would show the applicability or inapplicability of this paragraph, the Landlord may, at its sole option, terminate this Lease by giving the Tenant thirty (30) days prior written notice of such termination.
RULES AND REGULATIONS
4(i) The Tenant and its employees and all persons visiting or doing business with it on the Leased Premises or the Building, shall be bound by and shall observe such reasonable Rules and Regulations as may hereafter be set by the Landlord of which notice in writing shall be given to the Tenant and upon such notice being delivered all such Rules and Regulations shall be deemed to be incorporated into and form part of this Lease. The Rules and Regulations as at the date of execution of this Lease are those set out in Schedule “C”. Notwithstanding the foregoing, no changes to the Rules and Regulations attached hereto shall derogate from the other provisions of this Lease.
USE OF PREMISES
4(j) The Leased Premises shall be used only for general office purposes. It is the Tenant’s obligation to ensure that such uses or activities conducted by it, in the building, comply with all applicable zoning and building by-laws and regulations or any other legislation or rules that govern such matters. Any failure to comply and any resulting prohibition by any governmental authority of any or all the Tenant’s use, work or activity in the building shall not relieve the Tenant from any of its rental obligations to the Landlord as described herein.
INCREASE IN INSURANCE PREMIUMS
4(k) The Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may be prohibited by any insurance policy in force from time to time covering the building. In the event the Tenant’s occupancy or conduct of business in, or on the Leased Premises, whether or not the Landlord has consented to same, results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the building, the Tenant shall pay any such increase in premiums as additional rent within ten (10) days after bills for such additional premiums shall be rendered by the Landlord. In determining whether increased premiums are a result of the Tenant’s use or occupancy of the Leased Premises, a schedule issued by the organization computing the insurance rate on the building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Leased Premises.
CANCELLATION OF INSURANCE
4(l) If any policy of insurance upon the building or any part thereof shall be canceled by the insurer by reason of the use or occupation of the Leased Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Leased Premises, and the Tenant is unable to arrange similar insurance coverage, the Landlord may, at its option, terminate this Lease forthwith by leaving upon the Leased Premises notice in writing of its intention to do so and thereupon rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord and the Landlord may re-enter and take possession of same.
OBSERVANCE OF LAW
4(m) The Tenant must comply with all provisions of law including without limitation, federal and provincial legislative enactment, building by-laws, and any other governmental or municipal regulations which relate to the partitioning, equipment, operation and use of the Leased Premises, and to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises. The Tenant must also comply with all police, fire and sanitary regulations imposed by any federal, provincial or municipal authorities or made by fire insurance underwriters, and to observe and obey all governmental and municipal regulations and other requirements governing the conduct of any business conducted in the Leased Premises. Provided that in default of the Tenant so complying, the Landlord may, at its option, where possible, comply with any such requirement and the cost of such compliance shall be payable by the Tenant to the Landlord as Additional Rent and the Landlord may enforce payment thereof as rent in arrears.
WASTE & OVERLOADING OF FLOORS
4(n) The Tenant shall not do or suffer any waste or damage, disfiguration or injury to the Leased Premises or the fixtures and equipment thereof or permit or suffer any overloading of the floors thereof; and not to place therein any safe, heavy business machine or other heavy object without first obtaining the consent in writing of the Landlord; and not to use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive trade or business and not to cause or permit any nuisance in, at or on the Leased Premises; and without the prior consent in writing of the Landlord, the Tenant will not bring onto or use in the Leased Premises or permit any person subject to the Tenant to bring onto or use on the Leased Premises any fuel or combustible material for heating, lighting or cooking nor will it allow onto the Leased Premises any stove, or burner or appliances for utilizing the same and the Tenant will not purchase, acquire or use electrical current or gas for consumption on the Leased Premises except from some supplier thereof as shall have been approved in writing by the Landlord.
INSPECTION
4(o) To permit the Landlord, its servants or agents to enter upon the Leased Premises at any time and from time to time for the purpose of inspection and of making emergency repair alterations or improvements to the Leased Premises or to the building and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby. The Landlord, its servants or agents may at any time upon having provided notice to this effect and from time to time enter upon the Leased Premises to remove any article or remedy any condition which in the opinion of the Landlord, reasonably arrived at, would be likely to lead to cancellation of any policy of insurance as referred to in this Lease or elsewhere herein and such entry by the Landlord shall not be deemed to be a re-entry.
INDEMNITY BY TENANT
4(p) (i) The Tenant agrees to indemnify and save harmless the Landlord of and from all liabilities, suits, claims, demands, and actions of any kind or nature, including the full cost of the Landlord in resisting or defending same, to which the Landlord shall or may become liable for or suffer by reason of any breach, violation or non-performance by the Tenant or any covenant, term or provision hereof or by reason of any occurrence resulting from, occasioned to or suffered by any person or property by reason of any act, neglect or default on the part of the Tenant or any of its officers, agents, employees, visitors, customers or licensees; and the covenant of the Tenant in regard to such indemnification occurring during the term of the Lease or any renewal or overholding in respect thereof shall continue in full force and effect notwithstanding the expiration of the term or the termination of this Lease for any reason whatsoever.
4(p) (ii) The Landlord shall not be liable for any damage howsoever caused to property of the Tenant or of any person subject to the Tenant which is in or upon or being brought to or from the Leased Premises or the building or for personal injury (including death) sustained in any manner by the Tenant or any person subject to the Tenant while the Tenant or any such person is in or upon or entering or leaving the Leased Premises or building unless such property damage or personal injury may have been clearly attributable to fault or neglect on the part of the Landlord or of any person for whom the Landlord is responsible, and except where the Landlord is not exempt from liability under this paragraph, the Tenant will indemnify and save harmless the Landlord from and against all claims and demands made against the Landlord by any person for or arising out of any such property damage or personal injury.
NO ABATEMENT OF RENT
4(q) Except as provided in Section 9 of this Lease there shall be no abatement or reduction of rent whatsoever during the term of the Lease or any extension thereof.

EXHIBITING PREMISES
4(r) To permit the Landlord or its agents or servants upon twenty-four (24) hours notice to enter and show the Leased Premises, during normal business hours, to prospective purchasers or to existing or prospective lenders of the building and may, after notice terminating this Lease has been given, or within the last nine (9) months of the Term, enter and show the Leased Premises to prospective tenants and erect a sign with reasonable dimensions stating that the Leased Premises are “For Rent”.
MAINTENANCE
4(s) Deleted Intentionally
SIGNS
4(t) Subject to the provisions of Section 4(u) of this Lease, the Tenant shall not erect or maintain any identification sign of any type and in any location unless the Tenant has received the Landlord’s prior written approval for such sign. In addition, the Tenant shall not erect, install, inscribe, paint or affix any sign, lettering or advertisement upon or above the exterior of the Leased Premises or grounds, including the exterior glass surface of the windows or doors, nor shall the Tenant install, display, inscribe, paint or affix any sign, lettering or advertisement to or upon the interior doors of the common areas of the building without first, in each instance, securing the written approval of the Landlord failing which it shall be removed forthwith by the Tenant upon the request of the Landlord. Should the Tenant fail to remove any such signage or markings after written notice to the Tenant, then the Landlord shall have the right to remove same, at the cost of the Tenant and the cost of same shall be collectible by the Landlord under the same conditions as if it were considered to be rent.
At the expiry of the Lease or any renewal thereof, the Tenant, at its own costs, will be required to remove any signage and to restore any surface on which signage (including the signage noted in Section 4(u)) was placed by or at the request of Tenant to the state it was in prior to the installation of the signage.
SIGNAGE
4(u) So long as the Tenant occupies approximately 6,080sf in the Building and so long as it submits to the Landlord and obtains the Landlord’s prior written approval for the design, size, location and colour of the signage it intends to place, then it shall have the right to place its name or logo on the west exterior façade, only over the windows on that part of the façade that protrudes from the balance of the west façade (ie on that part of the façade that contains the front doors to the building). At the expiry of the Lease or any renewal thereof, the Tenant, all at its own cost, will be required to remove the signage and to repair any damage and restore the façade to the state it was in prior to the installation of the signage. For clarification and subject to the signage terms and conditions as contain herein, the Tenant’s shall be allowed to keep its existing Building signage located on the west Building façade.
KEEP TIDY
4(v) At the end of each business day, to leave the Leased Premises in a tidy condition. No outside storage of raw or processed materials or any other debris shall be permitted on or around the Building.
GARBAGE REMOVAL
4(w) The Tenant shall, at its own cost, be responsible for the removal and disposal of all extraordinary garbage, whether by volume or type, as reasonably determined by the Landlord, in and around the Leased Premises, failing which the Landlord shall do so at the cost of the Tenant.

DELIVERIES
4(x) The Tenant shall receive, ship, take delivery of and allow and require suppliers or others to deliver or take delivery of merchandise, supplies, fixtures, equipment, furnishings, wares or merchandise only through the facilities provided for that purpose as determined by the Landlord.
NOTICE OF DAMAGE
Deleted Intentionally
CERTIFICATES
4(z) The Tenant agrees that prior to the Commencement Date and at any time and from time to time upon not less than ten (10) days prior notice execute and deliver to the Landlord a statement on a form to be provided by the Landlord certifying, amongst other items on the Landlord’s form, that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the amount of the annual rental then being paid hereunder, the dates to which the same, by installments or otherwise, and other charges hereunder have been paid, and whether or not there is any existing default on the part of the Landlord of which the Tenant has notice. In addition and upon written notice to the Tenant by the Landlord whereby the Landlord indicates it requires the following financial information to facilitate a sale of the property or any financing of the property including annual reviews by any mortgage holder then the Tenant shall, within ten (10) days, provide most recent annual financial statements in addition to year to date financial statements and other financial information reasonably requested by the Landlord. In all cases, provision of financial information shall be governed by a confidentiality agreement.
QUIET ENJOYMENT
5. The Landlord covenants with the Tenant for quiet enjoyment.
LANDLORD’S COVENANTS
6. The Landlord covenants with the Tenant that, subject to the Tenant paying amounts as set forth in Paragraphs 3(a) and 3(j) or elsewhere as called for in this Lease, it shall pay all taxes and rates, municipal, parliamentary or otherwise, including without limiting the generality of the foregoing, water rates with respect to the Leased Premises or assessed against the Landlord in respect thereof, except such as the Tenant has herein covenanted or is herein obligated to pay.
PARKING
7. The Tenant and all persons employed by or doing business with the Tenant shall have the use of the land as designated from time to time by the Landlord for the purpose of access to and egress from the Building or Leased Premises, as applicable, and for parking of standard sized motor vehicles, provided that no such motor vehicle shall be parked on any part of the lands contained in or around the building which is a loading zone or is not designated by the Landlord for parking or where signs are in place indicating that parking is prohibited and the Tenant agrees to reimburse the Landlord on demand for the cost of removal of any motor vehicles which are parked in breach of this clause and which belong to or are parked by any person employed by or doing business with the Tenant, all such costs to be recoverable by the Landlord as rent in arrears under this Lease. The Landlord shall not materially reduce the number of parking spaces existing on the Lands but subject to such restriction, it is specifically understood and agreed that the Landlord shall have the right to make all reasonable rules, regulations and by-laws relating to the operation of the parking area and means of ingress to and egress from the building or any part thereof, in regard to the parking, traffic control, excessive weights of loads on ramps or loading docks and all such matters as are required or are normally incidental to the proper management of the building. The Tenant covenants and agrees that it will observe, abide by and conform to all such reasonable rules, regulations and by-laws made or established by the Landlord as aforesaid and as currently exist as outlined in the schedule attached hereto entitled Rules and Regulations.
FIRE
9. Provided that if during the continuation of this Lease the building or the Leased Premises are destroyed or damaged by fire or the elements, then the following provisions shall apply and in all cases the Landlord shall act reasonably in applying such provisions:
(a)	If the building or the Leased Premises are totally destroyed or are partially destroyed so as, in the reasonable opinion of an architect agreed upon by the Landlord and the Tenant (the “Architect”), to render the Leased Premises wholly unfit for operation of its business by the Tenant and if they shall be so badly damaged that they cannot in the opinion of the mutually agreed Architect be repaired with reasonable diligence within 120 days of the happening of such damage, then this Lease shall at the option of the Tenant or the option of the Landlord cease and become null and void from the date of such damage or destruction and the Tenant shall immediately on reasonable notice to the Landlord or from the Landlord, as applicable, surrender the Leased Premises and all interest therein to the Landlord, and the Tenant shall pay rent only to the time of such damage or destruction, and the Landlord may re-enter or re-possess the Leased Premises, discharged of this Lease, and remove all parties therefrom.

(b)	But if the building or the Leased Premises are partially destroyed and can in the opinion of the mutually agreed Architect be repaired with reasonable diligence within 120 days from the happening of such damage and if the damage is such as to render the Leased Premises wholly unfit for operation of its business by the Tenant , then the rent shall not run or accrue after said damage, while the process of repairs is going on, and the Landlord shall repair same with all reasonable speed, and then the rent shall recommence immediately after said repairs shall be completed.

(c)	But if the building or the Leased Premises can in the opinion of the mutually agreed Architect be repaired within 120 days from the happening of such damage, and if the damage is such that the Tenant can operate its business in the undamaged portion of the Leased Premises, then until such damage shall have been repaired, the rent shall abate in the proportion that the portion of the Leased Premises rendered unfit for occupancy bears to the whole of the Leased Premises, and the Landlord shall repair same with all reasonable speed.
Provided, that, if, upon the completion by the Landlord of any repairs required as a result of any such destruction or damage a dispute shall arise between the Landlord and the Tenant as to whether or not the Leased Premises have been made fit for the purposes of the Tenant under this Lease, such disputes shall be determined by the Architect agreed upon by the Landlord and the Tenant and paid for equally by them which decision shall be final and binding on the Landlord and the Tenant.

Provided further that if any such total or partial destruction or damage is caused in whole or in part by any fault or neglect on the part of the Tenant or of any person subject to the Tenant nothing herein contained shall release or discharge the Tenant from liability for any loss or damage thereby sustained by the Landlord.
(d)	For the purposes of clarifying the obligations of the Landlord and the Tenant in relation to repair when required pursuant to the provisions of this Section, the Landlord shall be obliged to repair and rebuild the Building to the condition as at the Commencement Date of this Lease. The Tenant shall be required to restore all improvements and any Alterations in the Leased Premises.
DAMAGE OF PROPERTY
10. As the Tenant acknowledges that it is required to carry insurance as called for in paragraph 3k or elsewhere in this lease, the Landlord shall not be liable or responsible in any way for any loss of or damage or injury to any property belonging to the Tenant or to employees of the Tenant or to any other person while such property is on the Leased Premises or in the building or in or on the surrounding lands and buildings owned by the Landlord whether or not such property has been entrusted to employees of the Landlord and without limiting the generality of the foregoing, the Landlord shall not be liable for any damage to any such property caused by steam, water, rain or snow which may leak into, issue or flow from any part of the building or from the water, steam or drainage pipes or plumbing works of the building or from any other place or quarter or from any damage caused by or attributable to the condition or arrangement of any electric or other wiring or for any damage caused by anything done or omitted by any other tenant.
DELAYS IN PROVISION OF SERVICE
11. Except for willful neglect by the Landlord, it is understood and agreed that whenever and to the extent that the Landlord shall be unable to fulfill, or shall be delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfill such obligation or by reason of any statute, law or order-in-council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller or board, or any governmental department or officer of other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether in the foregoing character or not, the Landlord shall be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of such delay or restriction, and the Tenant shall not be entitled to either compensation or rent reduction for any inconvenience, nuisance or discomfort thereby occasioned.
DEFAULT OF TENANT
12. Provided and it is hereby expressly agreed that if and whenever the rent hereby reserved or any part thereof shall not be paid on the day appointed for payment thereof, whether lawfully demanded or not, or in case of breach or non-observance or non-performance of any of the covenants, agreements, provisos, conditions or rules and regulations on the part of the Tenant to be kept, observed or performed, or in case the Leased Premises shall be vacated or remain unoccupied for fifteen (15) days then and in every such case, it shall be lawful for the Landlord thereafter to, in addition to and not as replacement for any remedies or rights it may have in law, enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding other than the proviso to this Paragraph 12.
Provided that notwithstanding anything to the contrary herein before in this Paragraph 12 contained, the Landlord shall not at any time have the right to re-enter and forfeit this Lease by reason of the Tenant’s default in the payment of the rent or the Tenant’s default in paying any other amounts owing to the Landlord as called for by this Lease, unless and until the Landlord shall have given to the Tenant at least two (2) business days, in the case of monetary defaults, and ten (10) business days, in the case of non-monetary defaults, written notice of its intention so to do and setting forth the default complained of and the Tenant shall have the right during such two (2) business days or ten (10) business days, as applicable, to cure any such default.
BANKRUPTCY, ETC.
13. Provided further that in case without the written consent of the Landlord the Leased Premises shall be used by any other person than the Tenant or for any other purpose than that for which the same were let or in case the term or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant or the Tenant shall make any assignment for the benefit of creditors or any bulk sale without the consent of the Landlord or become bankrupt or insolvent or take the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors, or, if the Tenant is a corporation and any order shall be made for the winding up of the Tenant, or other termination of the corporate existence of the Tenant, then in any such case and in addition to and not as replacement for any remedies or rights available to the Landlord under law, this Lease shall, at the option of the Landlord, cease and terminate and the term shall immediately become forfeited and void and the then current month’s rent and the next ensuing three (3) months rent shall immediately become due and be paid and the Landlord may re-enter and take possession of the Leased Premises as though the Tenant or other occupant or occupants of the Leased Premises was or were holding over after the expiration of the Term without any right whatever.
RE-ENTRY BY LANDLORD
14. The Tenant further covenants and agrees that on the Landlord’s becoming entitled to re-enter upon the Leased Premises under any of the provisions of this Lease or under any applicable legislation, the Landlord in addition to all other rights shall have the right to enter the Leased Premises as the agent of the Tenant either by force or otherwise, without being liable for any prosecution therefore and to re-let the Leased Premises as the agent of the Tenant, and to receive the rent therefore and as the agent of the Tenant, to take possession of any of the Tenant’s furniture or other property on the Leased Premises and to sell the same at public or private sale without notice and to apply the proceeds of such sale and any rent derived from re-letting the Leased Premises upon account of the rent under this Lease, and the Tenant shall be liable to the Landlord for the deficiency, if any.
RIGHT OF TERMINATION
15. The Tenant further covenants and agrees that upon any default of the Tenant as provided for in paragraph 12 or elsewhere herein or upon the Landlord becoming entitled to re-enter upon the Leased Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights, shall have the right to terminate forthwith this Lease and the term by leaving upon the Leased Premises notice in writing of its intention so to do, and thereupon, rent shall be computed, apportioned and paid in full to the date of such termination of this Lease and any other payments for which the Tenant is liable under this

Lease shall be paid and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord, and the Landlord may re-enter and take possession of same.
DISTRESS
16. The Tenant waives and renounces the benefit of any present or future legislation or statute which may take away or limit the Landlord’s right of distress, and covenants and agrees that notwithstanding any such legislation or statute, none of the goods and chattels of the Tenant on the Leased Premises at any time during the term shall be exempt from levy by distress for rent in arrears. In the event that the Tenant shall remove or permit the removal of any of its goods or chattels from the Leased Premises, the Landlord may within thirty (30) days thereafter and if the Tenant is in arrears of rent, seize such goods and chattels wherever the same may be found and may sell or otherwise dispose of same as if they had actually been distrained upon the Leased Premises by the Landlord for arrears of rent.
LANDLORD’S WORK
17. The Tenant, under a sub-lease with an expiry of June 30th, 2009, currently occupies 9,378sf on the 2nd floor of the building. The Tenant has asked to reduce it premises by 3,298sf (the “relinquished space”) and the Landlord and Tenant have agreed to enter into this Lease, and the Landlord has agreed, at its cost to effect the following Alterations:
•	Erect a demising wall approximately as shown on the attached Schedule B

•	Relocate the kitchen sink and dishwasher as shown on the attached Schedule B

•	Relocate mag locks, if required.
The Landlord, at its option, will not have to undertake any of the above noted work until such time as the Landlord has leased the relinquished space. However the Tenant shall be required to vacate the relinquished space at the commencement of the term. Notwithstanding the Tenant’s requirement to vacate the relinquished space the Tenant will be permitted to use the kitchen and lounge area until such time as the Landlord has relocated the Tenant’s sink and dishwasher and erected the demising wall. Tenant shall not owe any additional rents under this Lease (above and beyond those specifically provided for in this Lease) for the use of the kitchen and lounge area.
NON-WAIVER
18. No condoning, excusing or overlooking by the Landlord or the Tenant of any default, breach or non-observance by the other of them at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord’s rights or the Tenant’s rights, as the case may be, hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only express waiver in writing. All rights and remedies of the Landlord or the Tenant in this Lease contained shall be cumulative and not alternative.
SURRENDER OF PREMISES
19. (i) Surrender: At the expiration or earlier termination of the Term, the Tenant shall surrender to the Landlord the Premises in as good condition and repair as the Tenant is required to maintain the Premises throughout the Term, except for reasonable wear and tear. The Tenant shall also surrender at that time all keys for the Premises to the Landlord at the place then fixed for the payment of rent, and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises. The Tenant shall, however, remove all its moveable trade fixtures and, if requested by the Landlord, the Tenant shall also remove all or part of its Alterations (except for those described in Section 17), as defined in this Lease, before surrendering the Premises as detailed later herein.
(ii)	Removal and Restoration by Tenant:
(a)	As provided for elsewhere in this Lease, the Tenant accepts that, except for the Tenant’s moveable trade fixtures, any Alterations, as defined in 4(e)(v) above, shall, when made or installed in the Leased Premises, be and become the property of the Landlord without any payment or compensation to the Tenant being made and that unless specifically instructed, in writing, by the Landlord, the Tenant shall not remove any such Alterations from the Leased Premises either during or after the term of the Lease. Notwithstanding this, the Landlord shall be under no obligation to repair, maintain, or insure the Alterations (except for the exterior portion of the demising wall described in Section 17). The Tenant also accepts that upon the termination of this Lease whether at expiry or otherwise, the Landlord may, at its option, require the Tenant to remove all or part of such Alterations (except for those described in Section 17) and to require the Tenant to repair any damage caused to the Leased Premises or the Building by such installation or removal and or the Landlord may require the Tenant to restore all or part of the Leased Premises (except that Tenant shall not be required to remove the Alternations described in Section 17) to the condition in which they were at the commencement of this Lease, except for reasonable wear and tear, all being done at the Tenant’s expense.

The Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term.

Should the Tenant fail to perform such repair or restoration work requested by the Landlord, then the Landlord may do such work at the expense of the Tenant and collect from the Tenant the cost of same as Additional Rent whether before or after the expiry of the Lease.

With respect to the Tenant’s trade fixtures, the Tenant may at the Tenant’s sole cost and expense during the Term in the usual or normal course of its business remove its moveable trade fixtures, if any ; and, (ii) the Tenant shall, at the expiration or termination of the Lease, at its own cost, remove all its trade fixtures , and such of the Alterations (except for those that are described in Section 17) as the Landlord by notice requires to be removed.

(b)	If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, such fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Premises and sold or be disposed of by the Landlord in such manner as it deems advisable.

(c)	The Tenant shall, in the case of every such installation or removal of either its trade fixtures or Alterations either during or at the expiration of the Term effect the same at times designated by the Landlord.

(d)	For greater certainty, the Tenant’s fixtures shall not include any
(i)	heating, ventilating or air conditioning systems, facilities and equipment in, or serving the Premises;

(ii)	floor covering affixed to the floor of the Premises;

(iii)	light fixtures; and,

(iv)	any fixtures, facilities, equipment or installations installed by or at the expense of the Landlord.

(iii)	Indemnity. If the Premises is not surrendered at the end of the Term, then the Tenant shall indemnify the Landlord against any and all loss or liability resulting from such delay by the Tenant in so surrendering the Premises, including without limitation, any claims founded on such delay made by any succeeding occupant of the Premises or any part thereof, and the Tenant shall be liable to the Landlord for legal fees (on a solicitor and his client basis), and all other costs and expenses incurred by the Landlord in obtaining possession of the Premises.

(iv)	No Tacit Renewal. If the Tenant remains in possession of the Premises after the end of the Term, and without the execution and delivery of a new lease, or a written renewal or extension of this Lease, there shall be no tacit or other renewal of this Lease, and the Tenant will be considered to be occupying the Premises as a tenant from month to month at a monthly Rent, payable in advance on the first day of each month equal to the sum of:
(a)	Double the monthly installment of Minimum Rent payable for the last month of the Term, and

(b)	One-twelfth of the amount of Additional Rent and charges paid or payable by the Tenant for the last Lease Year of the Term, and otherwise upon the terms and conditions set forth in this Lease, so far as applicable.
RECOVERY OF ADJUSTMENT
20. The Landlord shall have (in addition to any other right or remedy of the Landlord) the same rights and remedies in the event of default by the Tenant in payment of any amount payable by the Tenant hereunder, as the Landlord would have in the case of default in payment of rent.
NOTICE
21. Any notice required or contemplated by any provisions of this Lease shall be given in writing enclosed in a sealed envelope addressed, in the case of notice to the Landlord, at 451 Daly Avenue, 2nd Floor, Ottawa, Ontario K1N 6H6 and in the case of notice to the Tenant, to it at the Leased Premises and mailed, registered and postage prepaid. The time of giving of such notice shall be conclusively deemed to be the fourth (4th) business day after the day of such mailing. Such notice shall be delivered, in the case of notice to the Landlord, to an executive officer of the Landlord, and in the case of notice to the Tenant, to it personally, or to the manager operating the Tenant’s business upon the Leased Premises, or to any executive or senior officer or director of the Tenant if the Tenant is a corporation. Such notice, if delivered shall be conclusively deemed to have been given and received at the time of such delivery. If in this Lease two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons. Provided that either party may, by notice to the other from time to time designate another address in Canada to which notices mailed more than ten (10) days thereafter shall be addressed.
SUBORDINATION
22. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages (including any deed of trust and mortgage securing bonds and all indentures supplemental thereto) which may now or hereafter affect such leases, the Leased Premises, the building and/or the property where the building is situated and to all renewals, modifications, consolidations, replacements and extensions thereof. The Tenant agrees to execute promptly any certificate in confirmation of such subordination as the Landlord may request and hereby constitutes the Landlord the agent or attorney of the Tenant for the purpose of executing any such certificate and of making application at any time and from time to time to register postponements of this Lease in favour of any such mortgage in order to give effect to the foregoing provisions of this paragraph. At the written request of the Tenant, the Landlord shall use its best efforts, but shall not be obliged, to obtain non-disturbance agreements from any mortgagee or lessor registered on the Property. The obligation of the Tenant to subordinate this Lease shall be conditional upon the Tenant receiving from any such mortgagee or lessor, an agreement that the possession of the Leased Premises of the Tenant shall not be disturbed by such mortgagee or lessor so long as the Tenant complies with the provisions of this Lease. The Landlord shall use its best efforts, but shall not be obliged, to obtain a non-disturbance agreement from any current mortgagee of the Leased Premises.
LEASE ENTIRE AGREEMENT
23. The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this Lease save as expressly set out in this Lease and that this Lease constitutes the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant.
REGISTRATION
24. The Tenant covenants and agrees with the Landlord that the Tenant will not register this Lease in this or any other form in the Registry Office or the Land Titles Office but may register a notice of lease which discloses only the term and expiry date thereof and the existence of options to renew the term.

OPTION TO RENEW
25. So long as the Tenant is or has not been in default under the terms of this Lease, the Tenant will have an option to renew for one 3 year term with the minimum rent to be $10psf. The Tenant must exercise the option by providing written notice to the Landlord to this effect no less than 9 months prior to the end of the initial 37 month term and failing its exercise within the time provided such option to be null and void.
Any renewal pursuant to this proviso shall otherwise be on the terms and conditions contained in this Lease including but not limited to the payment of Additional Rentals.
NET/NET/NET RENT
26. It is expressly agreed between the Landlord and the Tenant that it is intended that the rent reserved in this Lease shall be an absolutely net/net/net return to the Landlord during the Term of the Lease without regard to the condition of the Leased Premises, and, except as otherwise explicitly provided in this Lease, the Landlord shall be free of any and all costs, expenses, taxes and charges with respect to the Leased Premises whatsoever, save and except only taxes which are attributable to the income or profits of the Landlord and any charges to the Landlord in respect of the amortization or interest under any mortgage or charge on the building.
PAYMENTS BY TENANT
27. In addition to any other specific provisions herein contained, where the Tenant is obligated under the terms of this Lease to pay any monies, whether to the Landlord or any third party, or to do any act involving the payment of money, and the Tenant shall fail to carry out its obligations, the Landlord may do such act or pay such monies and charge the cost of doing such act or the amount of such monies paid against the Tenant and may enforce the payment thereof by the Tenant in the same manner as if rent had not been paid on a timely basis under the terms of this Lease, and the Tenant shall pay unto the Landlord, in respect of any amount so paid in respect of any rent or additional rent not paid on the due date thereof, interest at the rate computed in accordance with Paragraph 3(h) hereof.
POST-DATED CHEQUES
28. deleted intentionally.
INTERPRETATION
29(a) In this Indenture “herein”, “hereof”, “hereby”, “hereunder”, “hereto”, “hereinafter” and similar expressions refer to this lease or indenture and not to any particular paragraph, section or other portion thereof, unless there is something in the subject matter or context inconsistent therewith.
(a)	“business day” means any of the days from Monday to Friday of each week inclusive unless such day is a holiday.

(b)	“normal business hours” means the hours from 8:00 a.m. to 6:00 p.m. on business days.
So long as the Tenant pays for associated costs, including but not limited to incremental heating, lighting, ventilation or cooling costs associated with operations outside of normal business hours, if any, the Landlord shall ensure that the Tenant’s employees can comfortably work in the Leased Premises outside of “normal business hours”.

SEVERABILITY OF COVENANTS
30. The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof. Should any provision or provisions of this Lease be illegal or not enforceable, it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.
CAPTIONS
31. The captions appearing in this Lease have been inserted as a matter of convenience and for reference only, and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof.
SUCCESSORS & ASSIGNS
32. This indenture and everything herein contained shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns and other legal representatives as the case may be, of each and every of the parties hereto, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors and assigns and other legal representatives of such party, and where there is more than one tenant, the provisions hereof shall be read with all grammatical changes thereby rendered necessary, and all covenants shall be deemed joint and several. The neutral gender shall include both the masculine and feminine gender.
ADDITIONAL TAXES
33. If any business, transfer tax, value-added tax, multi-stage sales tax, sales tax, goods and services tax (GST) or any like tax is imposed on the Landlord by any governmental authority on any rent payable by the Tenant under this Lease or due in any way to the Tenant’s occupancy, then the Tenant shall reimburse the Landlord for the amount of such tax forthwith upon demand as additional rent.
CHANGES TO BUILDING
34. The Landlord hereby reserves the right, at any time, to make changes to, additions to, subtractions from or rearrangements of the Building including, without limitation, any improvements thereon or any entrances and exits thereto, or to grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or parts of the Building and to make changes and additions to the pipes, conduits, utilities and other necessary services in the Building or Leased Premises which serve the Leased Premises or other premises in the Building, provided that prior to the commencement of such work, if necessary, the Landlord may alter the Leased Premises, to the extent found necessary by the Landlord, acting reasonably, to accommodate such changes and in doing so, the Landlord shall take all reasonable steps so as to minimize the disruption to the Tenant. Should such changes, as determined in accordance with the most current BOMA standards, result in the rentable area of the Leased Premises or Building being different than that originally calculated or than that area being used at such time, then the Tenant’s proportionate share may be altered by the Landlord acting reasonably (so long as the adjustments are applied consistently and proportionately to the other Tenants of the Building) and the rental rates for Minimum and Additional Rent shall be applied to such adjusted areas and the Tenant shall pay such rent resulting from such measurements at such time as such changes are completed.

GUARANTEE
35. Deleted Intentionally
LANDLORD CONDITION
36. Intentionally Deleted
HAZARDOUS SUBSTANCES
37(a) For the purposes of this section, HAZARDOUS SUBSTANCES means any substance, or class of substance or mixture of substances which may be detrimental to the environment, plant or animal life, or human health and includes, without limitation, flammable, explosives, or radioactive materials, asbestos, polychlorinated biphenyl’s (PCB’s), chemicals believed to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances and related materials, petroleum and petroleum products, any substance that, if added to water, may degrade or alter or form part of a process of degradation or alteration of the quality or temperature of that water to the extent that it is detrimental to its use by man or by any animal, fish or plant, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority having jurisdiction over the Landlord, the Tenant, the Leased Premises or the Building (the “Authorities”).
(b) If the Tenant shall cause or permit any Hazardous Substances to be brought onto, created in, released or discharged from, placed or disposed of, at or near the Leased Premises, the Tenant shall be responsible at its own expense to completely remedy the occurrence to the satisfaction of the Landlord.
(c) The Tenant shall not cause or permit to occur any violation of any federal, provincial, municipal or local law, ordinance, or regulation, now or hereinafter enacted (the “Laws”), related to environmental conditions on, under, at, near or about the Leased Premises, or related to the Landlord, the Tenant or the Building, air, soil or ground water condition, including without limitation, the generation, storage or disposal of Hazardous Substances.
(d) The Tenant shall:
(i)	at its own expense comply with the Laws;

(ii)	at its own expense make all submissions to, provide all information required by, and comply with all requirements of the Authorities under the Laws; and

(iii)	indemnify, defend and hold harmless the Landlord, the Landlord’s mortgagees, any manager of the Building, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees, from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including legal fees on a solicitor and his own client basis and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term or any renewal or extension period, at or from the Leased Premises, and caused by the Tenant or those for whom it is in law responsible, or which arises at any time from the Tenant’s use or occupancy of the Leased Premises, or from the Tenant’s failure to provide all information, make all submissions, and take all steps required by this Section or by the Authorities.

(iv)	pay for any and all remediation and clean up costs including but not limited to paying all fines,

suits, procedures, claims and actions of every kind, and all costs associated therewith (including legal fees on a solicitor and his own client basis and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term or any renewal or extension period, at or from the Leased Premises, or which arises at any time from the Tenants’ use or occupancy of the Leased Premises, or from the Tenants’ failure to provide all information, make all submissions, and take all steps required by this Section or by the Authorities.
(e) Notwithstanding any other provision of this Lease, if the Tenant creates or brings to the Leased Premises any Hazardous Substances or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substances at or near the Leased Premises, or discharged or released on, under or about the Leased Premises, the Building or the lands upon which the Building is constructed, the air, soil or ground water, then notwithstanding any rule of law to the contrary, such Hazardous Substances shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord, notwithstanding the degree of affixation to the Leased Premises of the Hazardous Substances or the goods containing the Hazardous Substances. This affirmation of the Tenant’s interest in the Hazardous Substances or the goods containing the Hazardous Substances shall not however prohibit the Landlord from dealing with such material as otherwise provided for in this Lease.
(f) All obligations of the Tenant regarding this clause and its dealing with Hazardous Substances shall survive the expiry or termination of this Lease.
(g) To the best of the Landlord’s knowledge including information provided in any environmental reports received by the Landlord which predate February 5th, 2004, the Building does not now contain any hazardous substances beyond levels, amounts or concentrations permitted under the Laws applicable to the Building.
ESCAPE CLAUSE
38. Deleted Intentionally.
TENANT INDUCEMENT Intentionally deleted
39. Deleted Intentionally

ACT REASONABLY
40. Whenever the consent, approval or permission of the Landlord is required under this Lease it shall not be unreasonably withheld or delayed.
FIRST RIGHT OF REFUSAL
41. Provided the Tenant has never been in default of its financial obligations under the Lease and has never had any other material default under the Lease the Tenant shall have one first right of refusal to lease the relinquished space under the same terms and conditions as contained herein, except for the minimum rental. Should the Landlord receive an offer to lease for all or any portion of the relinquished space the Landlord will, by written notice, provide the Tenant with the minimum rent it is prepared to lease the relinquished space, or portion thereof, if applicable, and the Tenant shall have 10 working days to execute a firm and binding lease for the relinquished space at a minimum rent which will be equal to the greater of the minimum rent the Landlord is prepared to lease all or a portion of the relinquished premises or the minimum rent in effect for the Leased Premises, at the time of the aforenoted Landlord’s written notice to the Tenant. Failure of the Tenant to sign such lease within the 10 working days from the Landlord’s written notice shall render the Tenant’s first right of refusal forever null and void.
IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands and seals and/or affixed their corporate seals duly attested to by the hands of their proper signing officer(s) authorized in that behalf.

SIGNED, SEALED AND DELIVERED		Elk Property Management Limited, as agent for PBX Properties Ltd. and 350 Palladium Drive Inc. and 856581 Alberta Ltd.
In the presence of:	)	(LANDLORD)
)
)
	)	Per:	/s/ George Gaty

	)		Name:	George Gaty
	)		Position:	President
.
	)	ZixCorp Canada Inc. and Zix Corporation
	)	(TENANT)
)
)
	)	Per:	/s/ Ronald A. Woessner

	)		Name:	Ronald A. Woessner
	)		Position:	ZixCorp — S.V.P.
	)	I HAVE AUTHORITY TO BIND THE CORPORATION.
ZixCorp Canada — Secretary

Schedule “A”
Legal Description — Lands
BEING:
Part of Lot 1 in Concession 2, designated as Parts 1, 2 and 3 on Plan 4R-14540, Geographic Township of March, City of Ottawa (formerly the city of Kanata), Regional Municipality of Ottawa-Carleton.

Schedule “B”
Approximate Floor Plan

Schedule “C”
Rules and Regulations
The Tenant and its invitees and employees shall observe the following rules and regulations ( as added to, amended or modified from time to time by the Landlord).
1.	SECURITY: Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying ,using or entering the same ,or any equipment finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

2.	LOCKS: Landlord may from time to time install and change locking mechanisms on the entrances to the Building, common area thereof, and the Premises, and shall provide to the Tenant a reasonable number of keys and replacements therefore to meet the bona fide requirements of the Tenant. In these rules “keys” include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Leased Premises without Landlord’s prior written consent and without providing a copy of the key to the Landlord. If, with Landlord’s consent, Tenant installs lock(s)incompatible with the Building master locking system:
(a)	Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

(b)	Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

(c)	Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense
3.	RETURN OF KEYS: At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Leased Premises which are in possession of Tenant.

4.	WINDOWS: Tenant shall observe Landlord’s rules with respect to maintaining window coverings at all windows in the Leased Premises so that the Building presents a uniform exterior appearance, and shall not install any signs, window shades, screens, drapes, covers or any other on or at window in the Leased Premises without Landlord’s prior written consent.

5.	REPAIR, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS: Tenant shall carry out Tenant’s repair, maintenance, alterations and improvements in the Leased Premises only during times agreed to in advance by Landlord and in a manner in which will not interfere with the rights of other tenants in the Building.

6.	WATER FIXTURES: Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall Tenant tamper in any way with water fixtures so as to increase water consumption. Tenant shall pay for any cost or damage resulting from such misuse by Tenant.

7.	PERSONAL USE OF LEASED PREMISES: The Leased Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

8.	HEAVY ARTICLES: Tenant shall not place in or move about the Leased Premises without Landlord’s prior written consent any safe or other heavy article, which in the Landlord’s reasonable opinion may damage the Building and Landlord may designate the location of any heavy articles in the Leased Premises.

9.	CARPET PADS: deliberately omitted.

10.	BICYCLES, ANIMALS: Tenant shall not bring any animals or birds into the Building and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes. The Landlord accepts that the Tenant will use forklifts and other standard warehouse equipment so long as such forklifts and other equipment are only used in the rear warehouse area.

11.	DELIVERIES: Tenant shall insure that deliveries of materials and supplies to the Leased Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage to the Building caused by any person making such deliveries.

12.	FURNITURE AND EQUIPMENT: Tenant shall insure that furniture and equipment being moved into or out of the Leased Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by the Landlord, and by movers or a moving company approved by Landlord and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13.	SOLICITATIONS: Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14.	FOOD AND BEVERAGES: Tenant shall be permitted the use of the equipment on the Leased Premises for the dispensation of soft drinks, cold confectioneries and the like, for the preparation of coffee, tea and the like, and for the warming of food already prepared. The Tenant shall not permit on the premise equipment for the preparation of food. In addition only persons approved from time to time by the Landlord may prepare, solicit orders for, sell, serve, or distribute foods or beverages in the Building or use the elevators, corridors or common areas for such purpose. This however shall not prevent the Tenant from using catering services from time to time for special occasions as luncheons and receptions.

15.	REFUSE: Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Leased Premises or in receptacles (if any) provided by Landlord for the Building and shall keep sidewalks and driveways outside the Building and lobbies, corridors, stairwells, ducts and shafts of the Building free of all refuse.

16.	OBSTRUCTIONS: Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the building or in the lobbies, corridors, stairwells or other common areas of the Building, or use such locations for any purpose except access to and exit from the Leased Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.

17.	DANGEROUS OR IMMORAL ACTIVITIES: Tenant shall not make any use of the Leased Premises which involves the danger or injury to any person, nor shall the same be used for any immoral or illegal purpose.

18.	PROPER CONDUCT: Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the building.

19.	EMPLOYEES, AGENTS AND INVITEES: In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use, occupy, or visit the Leased Premises.

20.	PARKING: The Tenant, its employees, agents and suppliers shall park only in those portions of the parking area on the Building designated for such purposes by the Landlord. If required by Landlord to control parking, Tenant will provide the Landlord with the license numbers of all cars of the Tenant and its employees authorized to park in the parking area. The parking area shall not be used for anything but for the temporary parking of passenger vehicules. At no time shall cars or anything else including but not limited to items of storage be left overnight anywhere in or around the Building including those areas reserved for parking. The Tenant agrees that it will not hold the Landlord responsible in any manner whatsoever for theft or damage of any vehicule or its contents however caused, including for greater certainty, damage or loss caused by fire, vandalism, or damage caused by the falling, escaping or dripping of any substance including but not limited to water, solutions or any falling building material. The aforesaid parking area shall be solely used for the temporary parking of passenger automobiles and no such automobiles shall be cleaned or washed or serviced in any way in the parking area.

21.	WINDOWS AND WINDOW COVERINGS: The skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by the Tenant, and no awnings, curtains or blinds shall be installed without the prior written consent of the Landlord. Window coverings that are installed shall have lining on the side facing the interior side of exterior windows. The Tenant shall not and shall not permit its employees, agents or invitees to throw anything out the windows or doors of the Building or into the passageways, stairways, lightwells or elevators shafts of the Building.

22.	SMOKING: Smoking is prohibited in all common areas of the Building.